EXHIBITS 5.2 AND 23.3

Law Offices of Jason H Scott
4691 Torrey Circle
San Diego, CA 92130
Phone: 760.637.5685
LAW OFFICES OF JASON H SCOTT

Jason Scott *	jason@shareaway.com

October 9, 2018

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211

Level Brands, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Level Brands, Inc. (the Company) in connection with the registration of 1,316,605 shares of common stock, par value $0.001 per share, (Common Stock) reserved for issuance pursuant to the Level Beauty Group, Inc. 2015 Equity Compensation Plan (the Plan), I am of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable. This opinion is limited to the laws of the State of North Carolina, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan. This opinion may only be relied upon by you in connection with the issuance of the Common Stock and the Pearlman Law Group LLP in rendering their opinion in connection herewith and shall not be relied upon by any other person. I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Jason H. Scott